EXHIBIT 4.1

                              NEXT GENERATION MEDIA CORP.
                        NON-EMPLOYEE DIRECTORS AND CONSULTANTS
                             RETAINER STOCK OPTION PLAN

1.  GENERAL PROVISIONS

     1.1  Purpose.

     The Non-Employee Directors And Consultants Retainer Stock Option Plan (the "Plan") is intended to allow designated directors and consultants (all of whom are sometimes collectively referred to herein as "Participants") of Next Generation Media Corp., Inc., a Nevada corporation ("NextGen") and its Subsidiaries (as that term is defined below) which it may have from time to time (NextGen and such Subsidiaries are referred to herein as the "Company") to receive certain options ("Stock Options") to purchase NextGen's common stock, one tenth of one cent ($0.001) par value ("Common Stock"). As used in this Plan, the term "Subsidiary" shall mean each corporation which is a "subsidiary corporation" of NextGen within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (the "Code"). The purpose of this Plan is to provide Participants with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company.

     1.2  Administration.

     1.2.1 The Plan shall be administered by the Board of Directors of NextGen or by any committee appointed by the Board or by the President or Chief Executive Officer, hereinafter collectively referred to as the "Administrator". The Administrator shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Administrator shall be governed by the provisions of NextGen's Bylaws and of Nevada law applicable to the Board, except as otherwise provided herein or determined by the Board.

     1.2.2 The Administrator shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Participants nominated by the management of the Company to be granted Stock Options; to determine the number Stock Options to be granted to a Participant; to determine the time or times at which Stock Options shall be granted; to establish the terms and conditions upon which Stock Options may be exercised; to remove or adjust any restric-tions and conditions upon Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Administrator, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

     1.2.3 The Company hereby agrees to indemnify and hold harmless each Administrator and each employee of the Company, and the estate and heirs of such Administrator or employee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Admininstrator or employee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Administrator or the Board shall be liable for any action or determination made in good faith with respect to the Plan or Stock Option granted pursuant to the Plan.

     1.3  Eligibility and Participation.

     Participants eligible under the Plan shall be approved by the Administrator from those Participants who, in the opinion of the management of the Company, are in positions which enable them to make significant and extraordinary contributions to the performance and growth of the Company. In selecting Participants to whom Stock Options may be granted, consideration shall be to a variety of factors.

     A Participants eligibility to participate in the Plan shall terminate (other than by reason of his or her death) on the date that the Participant a) if an employee, ceases to be employed by the Company, a parent of the Company or a subsidiary of the Company, b) if a director and not an employee, ceases to be a member of the Company's Board of Directors, of c) if a consultant, completes the terms of the consulting agreement between the consultant and the Company.

     The options of a Participant whose eligibility under the Plan has terminated shall expire a) three (3) years from the date that the Participant i) "Resigns for Good Reason" if so provided in the Participant's employment or consulting agreement with the Company, if any, or ii) is terminated without cause or completes the object of the consulting agreement, b) four (4) months from the date Participant is terminated for cause of resigns from the Company or resigns from or is voted off the Board of Directors, as the case may be, c) twelve (12) months from the date on which the Participant's eligibility ceases because of any "Disability" if so provided in the Participant's employment contract, if any, or d) upon the date the option expires by its terms.

     If the Participant dies while eligible to participate in the Plan or within four (4) months after the termination of his or her eligibility, the Participant's executers or administrators or any persons who acquired the option directly from the Participant by bequest or inheritance shall have the right to exercise the Participant's option in accordance with its terms at any time during the twelve (12) months immediately following Participant's death but only in respect of the number of shares for which the right to exercise has vested at the time of exercise.

     1.4  Shares Subject to the Plan.

     The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Five Million (5,000,000) subject to adjustment pursuant to the provisions of paragraph 4.1. If shares of Common Stock awarded or issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

     2.  PROVISIONS RELATING TO STOCK OPTIONS

     2.1  Grants of Stock Options.

     The Administrator may grant Stock Options in such amounts, at such times, and to such Participants nominated by the management of the Company as the Administrator, in its discretion, may determine. Stock Options shall be designated non-statutory stock options by the Administrator on the date of grant. Each Stock Option shall be evidenced by a written agreement (the "Option Agreement") in a form approved by the Administrator, which shall be executed on behalf of the Company and by the Participant to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

     2.2  Purchase Price.

     The purchase price (the "Exercise Price") of shares of Common Stock subject to each Stock Option ("Option Shares") shall be according to the following: Two Million Option Shares at 40.005; One Million Option Shares at $0.10; One Million Option Shares at $0.15 and One Million Option Shares at $0.20. The Administrator shall have the authority to change the price of the Options at any time.

     2.3  Option Period.

     The Stock Option period (the "Term") shall commence on the date of grant of the Stock Option and shall be three (3) years or such shorter period as is determined by the Administrator. The Term for Stock Options shall be whatever period, if any, is set by the Board. Each Stock Option shall provide that it is exercisable over its term in such periodic installments as the Administrator in its sole discretion may determine. Such provisions need not be uniform.

     2.4  Exercise of Options.

     2.4.1 Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by paragraph 2.4.2. Payment may be made (i) in cash, (ii) by cashier's or certified check, (iii) by surrender of owned shares of the Company's
Common Stock valued pursuant to paragraph 2.2 (if the Committee authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, in its discretion, (v) in the discretion of the Committee, by the delivery to the Company of the optionee's promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee, or (vi) through a cashless exercise program as established by NextGen.

     2.4.2 Exercise of each Stock Option is conditioned upon the agreement of the Participant to the terms and conditions of this Plan and of such Stock Option as evidenced by the Participant's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Administrator in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Participant that: (a) no Option Shares will be sold or otherwise distributed in violation of the the Act or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without lia-bility, (d) if the Participant is a Section 16 Reporting Person, the Participant will furnish to the Company a copy of each Form 4 or Form 5 filed by said Participant and will timely file all reports required under federal securities laws, and (e) the Participant will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

     2.4.3 No Stock Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a registration statement under the Securities Act for the issuance of Stock Options and shares acquired thereunder, but there may be times when no such registration statement will be currently effective. The exercise of Stock Options may be temporarily suspended without liability to the Company during times when no such registration statement is currently effective, or during times when, in the reasonable opinion of the Administrator, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Stock Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Stock Option is duly tendered before its expiration, such Stock Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any registration statement covering resales of Option Shares.

     2.5  Restrictions on Transfer.

     Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. No interest of any Participant under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process.

     3.  MISCELLANEOUS PROVISIONS

     3.1  Adjustments Upon Change in Capitalization.

     3.1.1 The number and class of shares subject to each outstanding Stock Option, the Exercise Price thereof (but not the total price), the maximum number of Stock Options that may be granted under the Plan, the minimum number of shares as to which a Stock Option may be exercised at any one time, shall be proportionately adjusted in the event of any increase or decrease in the number of the issued shares of Common Stock which results from a split-up or consolidation of shares, payment of a stock dividend or dividends exceeding a total of five percent (5%) for which the record dates occur in any one fiscal year, a recapitalization (other than the conversion of convertible securities according to their terms), a combination of shares or other like capital adjustment, so that
(i) upon exercise of the Stock Option, the Participant shall receive the number and class of shares such Participant would have received had such Participant been the holder of the number of shares of Common Stock for which the Stock Option is being exercised upon the date of such change or increase or decrease in the number of issued shares of the Company.

     3.1.2 Subject to any required shareholder action, if the Company shall be the surviving corporation in any merger or consolidation, each outstanding option shall pertain an apply to the sercurities that a holder of the number of shares of Stock subject to the Option would have been entitled. The Company's Board of Directors may grant each participant the right to exercise his or her option in whole or in part immediately prior to the Company's dissolution or liquidation, or merger or consolidation in which the corporation is not the surviving corporation. If the Company is consolidated with or meged into any other corporation, or if the Company sells or transfers all or substantially all of its assets, or if any other similar event affecting shares of Stock of the Company should occur, and if the exercisability of the options is not accelaerated by the Board of Directors and the acquiring Company assumes the Company's obligations under the options granted under the Plan, then each Participant shall be entitled thereafter to purchase shares of stock and other secuirites and property in the kind and amount, and at the price, which the Participant would have been entitled to had his or her option been exercised prior to such event. The Company shall make lawful provisions therefore as part of any such tranasction.

     3.1.3 To the extent that the foregoing adjustments relate to stock or securities of the Company, they shall be made by the Administrator, whose determinations shall be final, binding and conclusive.

     3.1.3 The grant of an option pursuant to the Plan shall not affect in any way the Company's right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or to consolidate or to dissolve, liquidate or sell, or transfer all or any part of its business or assets.

     3.2  Withholding Taxes.

     The Company shall have the right at the time of exercise of any Stock Option, to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise ("Tax Liability"), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Administrator in its sole and absolute discretion in the particular case: (i) by requiring the Participant to tender a cash payment to the Company, (ii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option, that number of Option Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Participant's Tax Liability or (iii) by any other method deemed appropriate by the Administrator. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (ii) above only if the following two conditions are satisfied:

     (a) the withholding of Option Shares and the exercise of the related Stock Option occur at least six months and one day following the date of grant of such Stock Option; and

     (b) the withholding of Option Shares is made either (i) pursuant to an irrevocable election ("Withholding Election") made by such Participant at least six months in advance of the withholding of Options Shares, or
(ii) on a day within a ten-day "window period" beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings.

Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Administrator at any time.

     3.3  Amendments and Termination.

     The Board of Directors may at any time suspend, amend or terminate this Plan. No amendment or modification of this Plan may be adopted, which would: (a) materially increase the benefits accruing to Participants under this Plan, (b) materially increase the number of securities which may be issued under this Plan (except for adjustments pursuant to paragraph 3.1 hereof), or (c) materially modify the requirements as to eligibility for participation in the Plan. The Board of Directors or the Administrator may modify, extend, or renew outstanding options (to the extent not theretofore exercised) and authorize the granting or new options in substitution therefore (to the extent theretofore exercised).

     3.4  Successors in Interest.

     The provisions of this Plan and the actions of the Administrator shall be binding upon all heirs, successors and assigns of the Company and of Participants.

     3.5  Other Documents.

     All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements) shall be, in substance and form, as established and modified by the Administrator; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

     3.6  Term of Plan.

     This Plan was adopted by the Board effective May 5, 2002. No Stock Options or Awards may be granted under this Plan after May 5, 2005.

     3.7  Governing Law.

     This Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

     3.8  Director Approval/Use of Proceeds.

     No Stock Option shall be exercisable, unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complied with. The granting of an option shall impose no obligation upon the Participant to exercise such option. The proceeds received by the Company from the sale of the Stock pursuant to the Options under this Plan may be used for general corporate purposes.

     3.9  Assumption Agreements.

     The Company will require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under this Stock Option and to preserve the benefits to the Participants thereunder.
 Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Administrator (an "Assumption Agreement"), and shall include such adjustments, if any, in the application of the provisions of the Stock Options and such additional provisions, if any, as the Administrator shall require and approve, in order to preserve such benefits to the Participants. Without limiting the generality of the foregoing, the Administrator may require an Assumption Agreement to include satisfactory undertakings by a successor:

     (a) to provide liquidity to the Participants on the exercise of Stock Options;

     (b) to require any future successor to enter into an Assumption Agreement; and

     (c) to take or refrain from taking such other actions as the Administrator may require and approve, in its discretion.

The Administrator referred to in this paragraph 3.12 is the Administrator appointed by a Board of Directors in office prior to the succession then under consideration.

     3.10  Compliance With Rule 16b-3.

     Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.

By: /s/ Darryl Reed
Darryl Reed, Chief Executive Officer